EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires
Connecticut Medical Office Building Portfolio

BRIDGEPORT, Conn. (Oct. 5, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Fairfield County Medical Office Building Portfolio, comprised of two medical office buildings located in the Bridgeport, Connecticut suburbs of Stratford and Trumbull.

The approximately 80,000-square-foot Fairfield County Medical Office Building Portfolio is currently 94.6 percent leased to 15 tenants with an average remaining lease term of more than seven years. The portfolio is anchored by affiliates of Advanced Radiology Consultants, which occupy an aggregate of approximately 29 percent of the leasable space and have recently executed new agreements to extend their leases to 2029.

Both buildings are located in the midst of thriving medical corridors along the “Gold Coast” of southern Connecticut and include tenancy by Northeast Medical Group, Inc. and St. Vincent’s Multispecialty Group, Inc., subsidiaries of Yale New Haven Health and Ascension Health, respectively, which are two of the region’s strongest health systems. Additionally, the 383-bed Bridgeport Hospital, owned and operated by Yale New Haven Health, is located approximately two miles from the Stratford building.

“Fairfield County Medical Office Building Portfolio is located in a prosperous region of the country with a significant demand for healthcare services,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “The portfolio enjoys a high occupancy level and strong roots to the local healthcare delivery systems, making it a very attractive addition to Griffin-American Healthcare REIT IV.”

Fairfield County Medical Office Building Portfolio was acquired from Trumbull Medical Arts, LLC and Stratford Medical Arts, LLC, both of which are unaffiliated third parties to Griffin-American Healthcare REIT IV. The sellers were represented by Lisa Menin and John LaBella of Jacobson Properties and RE/MAX Right Choice, respectively. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its revolving line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 30 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $357 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at approximately $8.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of June 30, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a leading alternative investment asset manager with approximately $9.5 billion* in assets under management. Founded in 1995, the privately-held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued in excess of $22 billion. The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information about Griffin Capital is available at www.griffincapital.com.

*As of June 30, 2017.

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This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements with respect to the quality of the tenants at Fairfield County Medical Office Building Portfolio, the leases of the tenants at Fairfield County Medical Office Building Portfolio, the strength of the local healthcare systems in and around Trumbull and Stratford, Connecticut and the demand for healthcare services in and around Trumbull and Stratford, Connecticut. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition; the uncertainties relating to the medical needs and local economies of Trumbull and Stratford, Connecticut; the strength and financial condition of Fairfield Medical Office Building Portfolio and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.